EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Complete Production Services, Inc.:
We have issued our reports dated February 29, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Complete Production Services, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Complete Production Services, Inc. on Forms S-8 (File No. 333-136350, effective August 7, 2006 and File No. 333-141628, effective March 28, 2007).
/s/ Grant Thornton LLP
Houston, Texas
February 29, 2008